Exhibit (12)

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May 8, 2017

Board of Trustees

MainStay Funds Trust

MainStay ICAP Equity Fund

51 Madison Avenue
New York, New York 10010

Board of Trustees

MainStay Funds Trust

MainStay ICAP Select Equity Fund

51 Madison Avenue
New York, New York 10010

Board of Trustees

MainStay Funds Trust

MainStay Epoch U.S. Equity Yield Fund

51 Madison Avenue
New York, New York 10010

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to MainStay ICAP Equity Fund and MainStay ICAP Select Equity Fund (collectively, the “Acquired Funds”), each a separate series of MainStay Funds Trust, a Delaware statutory trust (the “Trust”), to the record holders of shares (the “Acquired Fund Shares”) of the Acquired Funds (collectively, the “Acquired Fund Shareholders”), and to MainStay Epoch U.S. Equity Yield Fund (the “Acquiring Fund”), also a separate series of Trust, in connection with the proposed transfer of substantially all of the properties of each of the Acquired Funds to Acquiring Fund in exchange solely for shares of Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all liabilities of each of the Acquired Funds by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the Acquired Funds in complete liquidation and termination of each of the Acquired Funds (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of May 8, 2017, executed by Trust on behalf of each of the Acquired Funds and Acquiring Fund.

Board of Trustees MainStay Funds Trust May 8, 2017 Page 2

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letters dated on or about the date hereof addressed to us from Trust on behalf of each of the Acquired Funds, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.	The acquisition by Acquiring Fund of substantially all of the properties of each of the Acquired Funds in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Funds by Acquiring Fund followed by the distribution of Acquiring Fund Shares to each of the Acquired Funds’ Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of each of the Acquired Funds will constitute a tax-free reorganization under Section 368(a) of the Code.

2.	Each of the Acquired Funds will not recognize gain or loss upon the transfer of substantially all of their assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all of the respective liabilities of each of the Acquired Funds, except that each of the Acquired Funds may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Board of Trustees MainStay Funds Trust May 8, 2017 Page 3

3.	Each of the Acquired Funds will not recognize gain or loss upon the distribution to their shareholders of Acquiring Fund Shares received by each of the Acquired Funds in the Reorganization.

4.	Acquiring Fund will recognize no gain or loss upon receiving the properties of each of the Acquired Funds in exchange solely for Acquiring Fund Shares and the assumption of all of the respective liabilities of each of the Acquired Funds.

5.	The adjusted basis to Acquiring Fund of the properties of the Acquired Funds received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the respective hands of each of the Acquired Funds immediately before the exchange.

6.	Acquiring Fund’s holding periods with respect to the properties of the Acquired Funds that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by each of the respective Acquired Funds (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	Each of the Acquired Funds’ Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for each of the respective Acquired Funds’ Shares.

8.	The aggregate basis of Acquiring Fund Shares received by Acquired Fund Shareholders in the Reorganization will be the same as the aggregate basis of each of the respective Acquired Funds’ Shares surrendered by each Acquired Funds’ Shareholders in exchange therefor.

9.	An Acquired Fund Shareholder’s holding period for Acquiring Fund Shares received in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

Board of Trustees MainStay Funds Trust May 8, 2017 Page 4

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/ Dechert LLP